Registration No. 333-_________________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Save the World Air, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	52-2088326 (I.R.S. Employer Identification No.)
5125 Lankershim Boulevard
North Hollywood, California 91601
(818) 487-8000
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
Consulting Agreement dated November 19, 2004, as amended September 14, 2006, between
Save the World Air, Inc. and London Aussie Marketing Ltd.
(Full title of the plan)

Bruce H. McKinnon
Chief Executive Officer
5125 Lankershim Boulevard
North Hollywood, California 91601
(818) 487-8000
(Name, Address and Telephone Number of Agent For Service)
Copy to:

Lance Jon Kimmel, Esq.
SEC Law Firm
11693 San Vicente Boulevard, Suite 357
Los Angeles, California 90049
(310) 557-3059
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum
Securities to be	to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered	Per Share	Price	Registration Fee
Common Stock, $0.001 par value	450,000 shares	$0.87(1)	$391,500(1)	$41.89

(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and low prices of the common stock on January 26, 2007, as reported on the OTC Bulletin Board.

     In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of additional shares of Common Stock that may be offered or sold pursuant to the employee benefit plan described herein as a result of stock splits or stock dividends.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

1

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission by Save the World Air, Inc. (hereinafter referred to as the “Company” or the “Registrant”) are hereby incorporated herein by reference:
     1. The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 (Commission File No. 000-29185).
     2. The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006 (Commission File No. 000-29185).
     3. The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2006 (Commission File No. 000-29185).
     4. The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2006 (Commission File No. 000-29185).
     5. The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10-SB/A (Commission File No. 001-29185) filed with the Securities and Exchange Commission on November 29, 2000, and any amendments or reports filed to update the description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the securities that may be offered under the Consulting Agreement will be passed upon for the Company by SEC Law Firm, 11693 San Vicente Boulevard, Suite 357, Los Angeles, California 90049. As of the date of this Registration Statement, Lance Jon Kimmel, the proprietor of SEC Law Firm, holds 57,143 shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers.
     Our Articles of Incorporation provide that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages for breach of fiduciary duty as a director or officer of this corporation. Our bylaws and Articles of Incorporation also provide that we shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each person who serves at any time as a director, officer, employee or agent of the Company from and against any and all expenses, judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that he is or was a director, officer, employee or agent of the Company. We also have the power to defend such person from all suits or claims in accord with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation.

     Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     The Company maintains insurance policies that provide coverage to its directors and officers against certain liabilities.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
Number	Exhibit Description
4.1(1)	Consulting Agreement dated as of November 19, 2004 between the Registrant and London Aussie Marketing, Ltd.

4.2(2)	Amendment dated September 14, 2006 to Exhibit 4.1

5*	Opinion of Counsel

23*	Consent of Weinberg & Company, P.A.

24*	Power of Attorney (included on Signature Page)

*	filed herewith

(1)	Incorporated by reference from Exhibit 10.28 to Registrant’s Form 10-KSB for the fiscal year ended December 31, 2004.

(2)	Incorporated by reference from Exhibit 10.27 to Registrant’s Registration Statement on Form SB-2 (Registration No. 333-137855), filed on October 6, 2006.

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Hollywood, State of California, on this 30th day of January, 2007.

SAVE THE WORLD AIR, INC.
By:	/s/ Bruce H. McKinnon
Bruce H. McKinnon
Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Bruce H. McKinnon and Joseph Helleis and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Bruce H. McKinnon Bruce H. McKinnon	President, Chief Executive Officer and Director	January 30, 2007

/s/ Joseph Helleis Joseph Helleis	Chairman of the Board	January 30, 2007

/s/ Eugene E. Eichler Eugene E. Eichler	Director	January 30, 2007

John J. Brown	Director	_____________________, 2007

/s/ John F. Price John F. Price	Director	January 30, 2007

Cecil Kyte	Director	_____________________, 2007

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1(1)	Consulting Agreement dated as of November 19, 2004 between the Registrant and London Aussie Marketing, Ltd.

4.2(2)	Amendment dated September 14, 2006 to Exhibit 4.1.

5*	Opinion of Counsel

23*	Consent of Weinberg & Company, P.A.

24*	Power of Attorney (included on Signature Page)

*	filed herewith

(1)	Incorporated by reference from Exhibit 10.28 to Registrant’s Form 10-KSB for the fiscal year ended December 31, 2004.

(2)	Incorporated by reference from Exhibit 10.27 to Registrant’s Registration Statement on Form SB-2 (Registration No. 333-137855), filed on October 6, 2006.